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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                                (AMENDMENT NO. 2)


                          INSITUFORM TECHNOLOGIES, INC.
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                                (Name of Issuer)


        CLASS A COMMON STOCK,
           $.01 PAR VALUE                                   457667 10 3
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   (Title of class of securities)                         (CUSIP number)


                              DENNIS J. BLOCK, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000
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(Name, address and telephone number of person authorized to receive notices and communications)


                                  JULY 3, 1997
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             (Date of event which requires filing of this statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_].

(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


Note: When filing this statement in paper format, six copies of this statement, including exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.



                        (Continued on following page(s))
                              (Page 1 of 10 Pages)

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NYFS10...:\85\55385\0003\139\SCH7077K.450

-------------------------------           --------------------------------------
CUSIP No. 457667 10 3              13D           Page 2
-------------------------------           --------------------------------------

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 1        NAME OF REPORTING PERSON:

          S.S. OR I.R.S. IDENTIFICATION NO.                    JEROME KALISHMAN
          OF ABOVE PERSON:
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 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:          (A) [X]
                                                                     (B) [_]
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 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS:            NOT APPLICABLE

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF                   UNITED STATES
          ORGANIZATION:

--------------------------------------------------------------------------------
 NUMBER OF           7    SOLE VOTING POWER:                   82,415
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY         8    SHARED VOTING POWER:                 3,015,433
  OWNED BY
                  --------------------------------------------------------------
    EACH             9    SOLE DISPOSITIVE POWER:              82,415
 REPORTING
                  --------------------------------------------------------------
PERSON WITH         10    SHARED DISPOSITIVE POWER:            3,015,433

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               3,097,848
          REPORTING PERSON:

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [_]
          CERTAIN SHARES:

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):             11.5%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON:                 IN

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
-------------------------------           --------------------------------------
CUSIP No.  457667 10 3             13D                     Page 3
-------------------------------           --------------------------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON:

          S.S. OR I.R.S. IDENTIFICATION NO.                ROBERT W. AFFHOLDER
          OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [X]
                                                                        (B) [_]
--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS:            NOT APPLICABLE

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          [_]
          PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF                   UNITED STATES
          ORGANIZATION:

--------------------------------------------------------------------------------
 NUMBER OF           7    SOLE VOTING POWER:                   1,307,858
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY         8    SHARED VOTING POWER:                     0
  OWNED BY
                  --------------------------------------------------------------
    EACH             9    SOLE DISPOSITIVE POWER:              1,307,858
 REPORTING
                  --------------------------------------------------------------
PERSON WITH         10    SHARED DISPOSITIVE POWER:                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               1,307,858
          REPORTING PERSON:

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [_]
          CERTAIN SHARES:

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):             4.9%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON:                 IN

--------------------------------------------------------------------------------

-------------------------------           --------------------------------------
CUSIP No. 457667 10 3              13D                     Page 4
-------------------------------           --------------------------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON:

          S.S. OR I.R.S. IDENTIFICATION NO.                NANCY F. KALISHMAN
          OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:              (A) [X]
                                                                         (B) [_]
--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS:            NOT APPLICABLE

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           [_]
          PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF                   UNITED STATES
          ORGANIZATION:

--------------------------------------------------------------------------------
 NUMBER OF           7    SOLE VOTING POWER:                       0
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY         8    SHARED VOTING POWER:                 3,015,433
  OWNED BY
                  --------------------------------------------------------------
    EACH             9    SOLE DISPOSITIVE POWER:                  0
 REPORTING
                  --------------------------------------------------------------
PERSON WITH         10    SHARED DISPOSITIVE POWER:            3,015,433

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               3,015,433
          REPORTING PERSON:

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [_]
          CERTAIN SHARES:

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):              11.2%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON:                 IN

--------------------------------------------------------------------------------

-------------------------------           --------------------------------------
CUSIP No. 457667 10 3              13D                     Page 5
-------------------------------           --------------------------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON:

          S.S. OR I.R.S. IDENTIFICATION NO.            XANADU INVESTMENTS, L.P.
          OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [X]
                                                                        (B) [_]
--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS:            NOT APPLICABLE

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          [_]
          PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF                   MISSOURI
          ORGANIZATION:

--------------------------------------------------------------------------------
 NUMBER OF           7    SOLE VOTING POWER:                       0
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY         8    SHARED VOTING POWER:                 2,869,274
  OWNED BY
                  --------------------------------------------------------------
    EACH             9    SOLE DISPOSITIVE POWER:                  0
 REPORTING
                  --------------------------------------------------------------
PERSON WITH         10    SHARED DISPOSITIVE POWER:            2,869,274

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               2,869,274
          REPORTING PERSON:

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES            [_]
          CERTAIN SHARES:

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):             10.7%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON:                 PN

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
      This is Amendment No. 2 to a Statement on Schedule 13D with respect to the class A common stock, $.01 par value (the "Common Stock"), of Insituform Technologies, Inc., a Delaware corporation (the "Company"), filed by a group currently comprised of Jerome Kalishman, Robert W. Affholder, Nancy F. Kalishman and Xanadu Investments, L.P. (collectively, the "Reporting Persons"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Schedule 13D, as amended.

Item 4.     Purpose of Transaction.

      On July 3, 1997, Kalishman and the Company jointly announced that they had reached an agreement in principle to settle the proxy contest of Kalishman and Affholder for the election of a slate of nominees to the Board of Directors of the Company at the 1997 Annual Meeting. The terms of the agreement in principle between the Company and Kalishman and Affholder are as follows:

      -- The size of the Company's Board of Directors would be reduced from 13 to 9.

      -- The current staggered terms of directors would be eliminated.

      -- There would be no contested election of directors prior to the 1999 annual meeting.

      Under the terms of the agreement in principle, the Company's Board would consist of seven current directors: Robert W.
Affholder, Paul A. Biddleman, Anthony Hooper, Jerome Kalishman,
Silas Spengler, Sheldon Weinig, Russell B. Wight, Jr.; plus two new independent directors: Stephen Cortinovis and another independent director to be named later.

      The agreement in principle is subject to the execution of a definitive agreement, the approval of the full Board of Directors of the Company, and approval by the Company's stockholders at the 1997 Annual Meeting scheduled for August 21, 1997.

                                    SIGNATURE


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  July 7, 1997                        /s/ Jerome Kalishman
                                            ---------------------------------
                                            Jerome Kalishman

                                    SIGNATURE


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  July 7, 1997                        /s/ Robert W. Affholder
                                            ---------------------------------
                                            Robert W. Affholder

                                    SIGNATURE


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  July 7, 1997                        /s/ Nancy F. Kalishman
                                            ---------------------------------
                                            Nancy F. Kalishman

                                    SIGNATURE


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  July 7, 1997                    Xanadu Investments, L.P.

                                        By: /s/ Jerome Kalishman
                                            ---------------------------------